Exhibit (j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 126 to the Registration Statement of Deutsche Market Trust (Form N-1A, No. 002-21789) of our reports dated May 26, 2015 on the financial statements and financial highlights of Deutsche Alternative Asset Allocation Fund, (one of the series of Deutsche Market Trust), included in each Fund’s Annual Report for the fiscal year ended March 31, 2015.

                                                                                                                       /s/Ernst & Young
Boston, Massachusetts
July 23, 2015